EXHIBIT 99.1
PRESS RELEASE

Contacts:

Martin C. Cunningham	Keith R. Knox
Chairman & CEO	President
201-216-0100	201-216-0100

FOR IMMEDIATE RELEASE	November 14, 2008

HUDSON HOLDING CORPORATION’S REVENUES INCREASE 100%

Jersey City, NJ, November 14, 2008: Hudson Holding Corporation (OTC Bulletin Board: HDHL.OB-News) announced that it filed its results for the fiscal quarter ended September 30, 2008 with the Securities and Exchange Commission today.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(unaudited)	2008	2007	2008	2007

Trading gains, net	$6,116,833	$3,520,244	$9,634,720	$8,918,206
Commissions and fees	3,242,767	988,529	7,488,220	1,894,055
Interest and other	352,270	354,900	652,623	476,813
Total revenues	$9,711,870	$4,863,673	$17,775,563	$11,289,074

Net loss	$(123,826)	$(933,294)	$(966,481)	$(1,088,712)
Basic and diluted EPS	$(0.00)	$(0.03)	$(0.02)	$(0.03)

Recruitment and retention costs	$833,734	$78,791	$1,844,436	$124,133

Total revenues increased 100% for the three months ended September 30, 2008, to approximately $9.7 million from $4.9 million during the same period in the prior fiscal year. Net trading gains increased 74% for the three months ended September 30, 2008, to approximately $6.1 million from $3.5 million during the same period in the prior fiscal year, due to the addition of trading-focused sales traders. Commission revenues increased 228% for the three months ended September 30, 2008, to approximately $3.2 million from $1.0 million during the same period in the prior fiscal year, primarily due to a significant expansion of our institutional sales effort. The net loss decreased to approximately $0.1 million for the three months ended September 30, 2008, from a $0.9 million loss during the same period in the prior fiscal year. Recruitment and retention costs (including stock-based compensation) increased to approximately $0.8 million for the three months ended September 30, 2008, from $0.1 million during the same period in the prior fiscal year.

Total revenues increased 57% for the six months ended September 30, 2008, to approximately $17.8 million from $11.3 million during the same period in the prior fiscal year. Net trading gains increased 8% for the six months ended September 30, 2008, to approximately $9.6 million from $8.9 million during the same period in the prior fiscal year, due to the addition of trading-focused sales traders. Commission revenues increased 295% for the six months ended September 30, 2008, to approximately $7.5 million from $1.9 million during the same period in the prior fiscal year, primarily due to a significant expansion of our institutional sales effort. The net loss decreased to approximately $1.0 million for the six months ended September 30, 2008, from a $1.1 million loss during the same period in the prior fiscal year. Recruitment and retention costs (including stock-based compensation) increased to approximately $1.8 million for the six months ended September 30, 2008, from $0.1 million during the same period in the prior fiscal year.

	September 30,	March 31,
	2008	2008
	(unaudited)
Hudson Holding Corporation
Stockholders' equity	$15,629,881	$12,075,398
Total assets	$20,779,527	$17,323,538

Hudson Securities, Inc.
Net capital	$7,088,324	$4,870,737
Excess net capital	$6,088,324	$3,870,737

On June 20, 2008, Hudson Holding Corporation closed on a private placement of $4 million of securities, with net proceeds of approximately $3.9 million after deducting offering costs.

“We’re pleased with the results during the typically slow summer quarter” said Marty Cunningham, Hudson’s Chairman and Chief Executive Officer. “While the ongoing global financial crisis has made for a difficult market environment” Mr. Cunningham continued, “We’re also seeing more opportunities to add seasoned producers and/or complementary business lines”.

Hudson Holding Corporation is a holding company and is the parent of Hudson Securities, Inc. and Hudson Technologies Inc.. Hudson Securities is a registered broker-dealer under the Securities Exchange Act of 1934, a member of the Financial Industry Regulatory Authority (“FINRA”) and meets the liquidity needs of brokers, dealers, institutions, and asset managers, including by making markets in over 9,000 Nasdaq, non-Nasdaq OTC, listed and foreign securities, with particular expertise in trading mid cap, small cap, and micro cap stocks. Hudson Technologies provides technology services to Hudson Securities and client companies.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues:
Trading gains, net	$6,116,833	$3,520,244	$9,634,720	$8,918,206
Commissions and fees	3,242,767	988,529	7,488,220	1,894,055
Interest and other income	352,270	354,900	652,623	476,813

	9,711,870	4,863,673	17,775,563	11,289,074

Expenses:
Salaries and related costs (1)	2,009,988	1,044,794	4,171,547	2,162,700
Commissions, execution and clearing charges	5,330,999	2,940,786	9,792,576	6,230,772
Communications	1,410,571	1,321,562	2,781,936	2,553,774
Occupancy	319,482	470,618	596,739	837,080
Professional fees (2)	216,287	193,953	789,801	462,784
Business development	220,865	109,563	425,013	245,719
Other	399,931	312,715	740,072	521,872

	9,908,123	6,393,991	19,297,684	13,014,701

Loss before income tax benefit	(196,253)	(1,530,318)	(1,522,121)	(1,725,627)
Income tax benefit	(72,427)	(597,024)	(555,640)	(636,915)

Net loss	$(123,826)	$(933,294)	$(966,481)	$(1,088,712)

Loss per share – basic and diluted	$(0.00)	$(0.03)	$(0.02)	$(0.03)

Weighted average number of shares outstanding - basic and diluted	45,125,185	36,725,185	41,507,698	36,725,185

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
(1) Includes the following amounts related to the
recruitment and retention of employees:

Stock-based compensation	$173,373	$36,389	$434,409	$77,008
Recruitment incentives	658,069	28,305	1,241,444	28,305
	$831,442	$64,694	$1,675,853	$105,313

(2) Includes the following amounts related to the
retention of directors and consultants:

Stock-based compensation	$2,292	$14,097	$168,583	$18,820
	$2,292	$14,097	$168,583	$18,820

HUDSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION
(unaudited)

	September 30,	March 31,
	2008	2008
	(unaudited)
ASSETS

Cash and cash equivalents	$616,049	$6,172,348
Cash - restricted	249,241	245,505
Receivable from clearing broker	8,063,538	2,475,575
Securities owned, at fair value	4,779,240	2,423,257
Income taxes receivable	419,040	419,041
Furniture, equipment, capitalized software and leasehold improvements, net	1,120,490	959,733
Deferred tax assets	1,326,300	705,000
Other assets	445,783	409,289
Prepaid compensation	2,648,667	2,402,611
Goodwill	1,111,179	1,111,179

	$20,779,527	$17,323,538

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

Securities sold, but not yet purchased, at fair value	$1,884,947	$2,778,081
Commissions payable	1,563,809	1,070,511
Accrued expenses and other liabilities	1,700,890	1,399,548

Total liabilities	5,149,646	5,248,140

Commitments and contingencies

Stockholders' equity:

Preferred stock, $.001 par value; 1,000,000 shares authorized, none issued	-	-
Common stock, $.001 par value; 200,000,000 shares authorized;
52,653,518 shares issued (includes 7,528,333 unvested restricted shares) and 45,125,185 shares outstanding at September 30, 2008, and 45,086,851 shares issued (includes 8,361,666 unvested restricted shares) and 36,725,185 shares outstanding at March 31, 2008	45,125	36,725
Additional paid-in capital	17,143,864	12,631,300
Accumulated deficit	(1,559,108)	(592,627)

Total stockholders' equity	15,629,881	12,075,398

	$20,779,527	$17,323,538